Exhibit 99.1

Gaiam Reports Third Quarter 2004 Results

Broomfield, CO, October 27, 2004. Gaiam, Inc. (NASDAQ: GAIA) announced results for its third quarter ended September 30, 2004. Gaiam is a multi-channel lifestyle company catering to customers who value natural health, personal development and responsible media.

The company will host a conference call today, October 27, 2004, at 2:30 p.m. M.D.T. (4:30 p.m. E.D.T.) to review its results for the third quarter 2004.

Dial-in No.:            (888) 282-8354

Passcode:              GAIAM

For the third quarter ended September 30, 2004, Gaiam revenues were $21 million compared to $23.5 million in the same period of last year.  Revenue generated by Gaiam’s domestic business segment, which distributes media and other proprietary products to retailers, was 35% lower in the third quarter of 2004 than in the comparable 2003 period.  Gaiam incurred higher product returns, markdowns and discounts relating to inventory markdowns and liquidation associated with the format transition from VHS to DVD.  Revenue loss related to the VHS formats was $1.7 million for the quarter with an approximately 70% impact on operating profit, as net VHS sales were below zero for the quarter. The sales returns and deductions also negatively impacted gross margin, which declined from 52.1% in the third quarter of 2003 to 46.7% for the comparable 2004 period. Gaiam’s other business units had solid results, particularly the Internet and international businesses, which both posted internal growth rates of 22%.

Primarily as a result of lower revenues and gross margin mentioned above Gaiam’s net loss for the quarter was $1.5 million or $0.10 per share, compared to a net loss of $201 thousand or $0.01 per share during the same period of 2003.

For the nine months ended September 30, 2004, Gaiam reported revenue of $61.8 million compared to $66.9 million for the same period in 2003 and a net loss of $4.1 million or $0.28 per share compared to a net loss of $1.3 million or $0.09 per share for the nine months ended September 30, 2003.

Gaiam generated $1.6 million cash from its operations and as of September 30 had $9.7 million in cash; up from $8.4 million at December 31, 2003. Gaiam has no debt and an unused $15 million line of credit.

“We are still transitioning from VHS to DVD in our domestic business segment where we continue to experience high returns and markdowns.  We expect to be fully transitioned by the end of the year,” said Lynn Powers, President.  “On a more positive note, we have completed the expansion of our space at Target and are pleased with the early results.”

“We believe DVD is much better media to represent Gaiam’s content than VHS.  We expect that the increase in market penetration of digital players will help us to increase the whole media category as a percentage of Gaiam’s overall revenue mix and positively impact our growth in the next year,” said Jirka Rysavy, Chairman and Chief Executive Officer.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of the Company’s new products and services, the successful completion and integration of acquisitions, the possibility of negative economic conditions and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no duty to update any forward-looking statements.

Additional guidance may be given on the conference call. A replay of the call will begin 1 hour after the end of the call and will continue until October 29th, at 5:00 p.m. E.D.T.

Replay number:  (888) 662-6649

Contact:  Janet Mathews, Chief Financial Officer    (303) 222-3663

http: www.gaiam.com

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30, 2004		Three months ended September 30, 2003

Net revenue	$21,023	100.0%	$23,533	100.0%

Cost of goods sold	11,196	53.3%	11,263	47.9%

Gross profit	9,827	46.7%	12,270	52.1%

Operating expenses	12,151	57.8%	12,350	52.5%

Loss from operations	(2,324)	(11.1)%	(80)	(0.3)%

Other income	138	0.7%	3	0.0%

Loss before income taxes	(2,186)	(10.4)%	(77)	(0.3)%

Income tax benefit	(856)	(4.1)%	(44)	(0.2)%

Minority interest expense	(200)	(1.0)%	(168)	(0.7)%

Net loss	$(1,530)	(7.3)%	$(201)	(0.9)%

Shares outstanding:
Basic	14,712		14,601
Diluted	14,712		14,601

Earnings (loss) per share:
Basic	$(0.10)		$(0.01)
Diluted	$(0.10)		$(0.01)

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Nine months ended September 30, 2004		Nine months ended September 30, 2003

Net revenue	$61,829	100.0%	$66,857	100.0%

Cost of goods sold	30,786	49.8%	31,447	47.0%

Gross profit	31,043	50.2%	35,410	53.0%

Operating expenses	37,330	60.4%	37,072	55.4%

Loss from operations	(6,287)	(10.2)%	(1,662)	(2.5)%

Other income	270	0.4%	46	0.1%

Loss before income taxes	(6,017)	(9.7)%	(1,616)	(2.4)%

Income tax benefit	(2,269)	(3.7)%	(648)	(1.0)%

Minority interest expense	(326)	(0.5)%	(345)	(0.5)%

Net loss	$(4,074)	(6.6)%	$(1,313)	(2.0)%

Shares outstanding:
Basic	14,671		14,591
Diluted	14,671		14,591

Earnings (loss) per share:
Basic	$(0.28)		$(0.09)
Diluted	$(0.28)		$(0.09)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,674	$8,384
Accounts receivable, net	9,292	17,818
Income tax and other receivables	4,817	2,091
Inventory, less allowances	17,259	16,629
Deferred advertising costs	3,408	1,649
Other current assets	1,174	1,280
Total current assets	45,624	47,851

Property and equipment, net	8,957	10,314
Investments	7,865	7,865
Capitalized production costs, net	6,013	6,094
Media library, net	5,578	6,084
Goodwill and other intangibles	9,553	9,509
Deferred tax assets	3,287	3,488
Other assets	385	655
Total assets	$87,262	$91,860

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,021	$12,459
Accrued liabilities	4,919	4,904
Income taxes payable	642	902
Capital lease obligations, current	7	55
Total current liabilities	16,589	18,320

Deferred tax liabilities	883	735
Total liabilities	17,472	19,055

Minority interest	3,686	3,320

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,311,897 and 9,203,056 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at September 30, 2004 and December 31, 2003	1	1
Additional paid-in capital	54,394	53,831
Deferred compensation	(18)	(72)
Accumulated other comprehensive income	601	525
Retained earnings	11,125	15,199
Total stockholders’ equity	66,104	69,485
Total liabilities and stockholders’ equity	$87,262	$91,860